Filed Pursuant to Rule 433

Registration Statement No. 333-280933

October 8, 2025

REPUBLIC OF INDONESIA

Pricing Term Sheet

Issuer:	Republic of Indonesia (the “Republic”)

Specified Currency:	U.S. Dollars

Principal Amount:	U.S.$600,000,000	U.S.$1,250,000,000

Public Offering Price:	99.758%	99.594%

Gross Proceeds:	U.S.$598,548,000	U.S.$1,244,925,000

Underwriting Discounts and Commission:	U.S.$239,419.20	U.S.$497,970

Net Proceeds (Before Expenses):	U.S.$598,308,580.80	U.S.$1,244,427,030

Interest Rate:	4.300%	4.900%

Interest Payment Date:	Interest will be paid on April 16 and October 16 of each year, commencing on April 16, 2026

Maturity Date:	April 16, 2031	April 16, 2036

Benchmark:	T 3 5⁄8 09/30/2030	T 4 1⁄4 08/15/2035

Benchmark Yield:	3.729%	4.136%

Re-offer Spread:	+62.1bps	+81.4bps

Re-offer Yield:	4.350%	4.950%

Optional Redemption:	The Republic will have the right at its option, upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the Bonds, in whole or in part, at any time or from time to time on or after the date that is one month prior to the maturity date of the Bonds, prior to their maturity, at a redemption price equal to the principal amount thereof, plus interest accrued but not paid on the principal amount of such Bonds to the date of redemption	The Republic will have the right at its option, upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the Bonds, in whole or in part, at any time or from time to time on or after the date that is three months prior to the maturity date of the Bonds, prior to their maturity, at a redemption price equal to the principal amount thereof, plus interest accrued but not paid on the principal amount of such Bonds to the date of redemption

Specified Denominations:	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Settlement Date (T+5):	October 16, 2025

Day Count:	30/360

Listing:	Expected listing of the Bonds on the Singapore Exchange Securities Trading Limited and the Frankfurt Stock Exchange

Joint Lead Managers/Underwriters:	BNP PARIBAS, Deutsche Bank AG, London Branch, Goldman Sachs (Singapore) Pte., Mandiri Securities Pte. Ltd. and Morgan Stanley & Co. LLC

Domestic Dealers:	PT BRI Danareksa Sekuritas and PT Trimegah Sekuritas Indonesia Tbk

Billing and Delivery:	Deutsche Bank AG, London Branch

Security Identifiers:	ISIN: US455780EC61 Common Code: 319935185 CUSIP: 455780EC6	ISIN: US455780ED45 Common Code: 319935193 CUSIP: 455780ED4

MiFID II professionals/ECPs-only — Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels).

UK MiFIR professionals/ECPs-only — Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels).

No EU PRIIPs or UK PRIIPs KID: No EU PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or the UK.

The Republic has filed a registration statement (including a prospectus) and other documents with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Republic has filed with the SEC for more complete information about the Republic and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request them by contacting Deutsche Bank AG, London Branch at 21 Moorfields, London, EC2Y 9DB, United Kingdom, Attention: Syndicate Desk, by calling 44-20-754-59031, or by emailing dcm.sea@list.db.com.

A preliminary prospectus supplement dated October 8, 2025 can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1719614/000119312525233968/d198284d424b3.htm

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.